Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE HOUSTON and LONDON, July 28, 2017

LyondellBasell Reports Second Quarter 2017 Earnings

Second Quarter 2017 Highlights

•	Income from continuing operations: $1.1 billion

•	EBITDA: $2.0 billion

•	Record quarterly diluted earnings per share: $2.82 per share

•	Record quarterly EBITDA for Olefins and Polyolefins - Europe, Asia, and International: $699 million

•	Strong volume growth with a 27% increase in global ethylene production and a 45% improvement in refining crude volumes over prior year

•	Dividends and share repurchases totaled $0.8 billion; repurchased 5.4 million shares during the second quarter

•	Increased second quarter 2017 dividend by 6% to $0.90 per share

Comparisons with the prior quarter and second quarter 2016 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars (except share data)	2017	2017	2016	2017	2016
Sales and other operating revenues	$8,403	$8,430	$7,328	$16,833	$14,071
Net income(a)	1,130	797	1,091	1,927	2,121
Income from continuing operations(b)	1,134	805	1,092	1,939	2,122
Diluted earnings per share (U.S. dollars):
Net income(c)	2.81	1.98	2.56	4.78	4.93
Income from continuing operations(b)	2.82	2.00	2.56	4.81	4.93
Diluted share count (millions)	402	403	425	403	429
EBITDA(d)	1,970	1,617	1,783	3,587	3,590

Excluding LCM Impact:
LCM benefit, pre-tax(e)	—	—	(68)	—	—
Income from continuing operations(b)	1,134	805	1,045	1,939	2,122
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.82	2.00	2.45	4.81	4.93
EBITDA(d)	1,970	1,617	1,715	3,587	3,590

(a)	Includes net (income) loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.
(e)	LCM stands for lower of cost or market. An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the second quarter 2017 of $1.1 billion, or $2.82 per share. Second quarter 2017 EBITDA was $2.0 billion.

“LyondellBasell’s second quarter results demonstrate the value of our investments in capacity expansions and asset maintenance to deliver record quarterly earnings per share for the company. During the second quarter, our ethylene crackers in the United States and Europe operated at 98 percent and the refinery operated at 99 percent of nameplate capacity. Second quarter 2017 ethylene production volumes increased by 34 percent in the Americas and 13 percent in Europe compared to the second quarter 2016. Our strong operating rates were met with solid demand to drive improvements in global Olefins and Polyolefins chain margins and deliver record quarterly EBITDA for our Olefins and Polyolefins – Europe, Asia and International segment,” said Bob Patel, LyondellBasell CEO.

“In addition to our earnings strength, we generated $1.2 billion of free cash flow during the second quarter, increased our quarterly dividend by 6 percent and advanced our organic growth and share repurchase programs,” said Patel.

OUTLOOK

“More than 25 percent of the first wave of new United States ethylene capacity is now in the market and global olefin and polyolefin industry conditions remain favorable during July. With no major maintenance planned for the remainder of 2017, we are well positioned to deliver strong performance from LyondellBasell’s global assets,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

The following comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments. LCM stands for lower of cost or market. An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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Olefins and Polyolefins - Americas (O&P-Americas) – Our O&P–Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$738	$559	$646	$1,297	$1,353
EBITDA	859	723	754	1,582	1,632
LCM charges (benefits), pre-tax	—	—	—	—	—
EBITDA excluding LCM adjustments	859	723	754	1,582	1,632

Three months ended June 30, 2017 versus three months ended March 31, 2017 – EBITDA increased $136 million versus the first quarter 2017. First quarter 2017 included a $31 million gain on the sale of property in Lake Charles, Louisiana. Compared to the prior period, olefin results increased approximately $100 million. Ethylene margins improved by approximately 3 cents per pound with declining feedstock prices for propane, butane and heavy liquids. Combined polyolefin results increased by approximately $80 million. Polyethylene and polypropylene spreads increased by 4 cents per pound and 5 cents per pound respectively, due to ethylene and propylene feedstock price decreases and higher polyethylene pricing, which was partially offset by small volume declines in polyethylene. Joint venture equity income decreased by $3 million.

Three months ended June 30, 2017 versus three months ended June 30, 2016 – EBITDA increased $105 million versus the second quarter 2016. Olefin results increased by approximately $150 million primarily due to an increase in ethylene production of approximately 34 percent due to planned maintenance in the second quarter of 2016. Combined polyolefin results declined approximately $25 million primarily due to declining margins in polypropylene partially offset by increased polypropylene sales volumes. Joint venture equity income declined by $9 million.

Olefins and Polyolefins - Europe, Asia, and International (O&P-EAI) – Our O&P–EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$549	$401	$423	$950	$781
EBITDA	699	529	576	1,228	1,085
LCM benefit, pretax	—	—	(40)	—	—
EBITDA excluding LCM adjustments	699	529	536	1,228	1,085

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Three months ended June 30, 2017 versus three months ended March 31, 2017 – EBITDA increased by $170 million versus the first quarter 2017. Olefin results increased approximately $135 million as ethylene margins improved by 9 cents per pound primarily due to lower feedstock costs. Combined polyolefin results increased approximately $15 million primarily due to improved margins for polypropylene and polypropylene compounds. Joint venture equity income was relatively unchanged.

Three months ended June 30, 2017 versus three months ended June 30, 2016 – EBITDA increased by $163 million versus the second quarter 2016, excluding an unfavorable $40 million quarter to quarter variance as a result of a 2016 LCM inventory adjustment. Olefin results increased by approximately $180 million as a result of improved ethylene margins and increased sales volumes due to planned maintenance which occurred in the second quarter of 2016. Combined polyolefin results declined by approximately $15 million primarily due to lower polyethylene spreads. Joint venture equity income declined by $29 million primarily due to declining polymer spreads and reduced volumes.

Intermediates and Derivatives (I&D) – Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$270	$269	$327	$539	$582
EBITDA	339	339	397	678	723
LCM benefit, pre-tax	—	—	(28)	—	—
EBITDA excluding LCM adjustments	339	339	369	678	723

Three months ended June 30, 2017 versus three months ended March 31, 2017 – EBITDA was unchanged relative to the first quarter 2017, including the impact from first quarter charges related to the recovery of precious metals after catalyst changes. Excluding the precious metal adjustments, PO and derivatives results declined approximately $5 million, primarily due to lower volumes resulting from planned maintenance at our plant in Botlek, The Netherlands. After excluding the precious metal adjustments, intermediate chemicals results declined approximately $30 million primarily due to a 2 cent per pound decrease in styrene margins and a decrease in methanol volumes due to planned maintenance. Oxyfuels and related products results were relatively unchanged as reduced volumes from the Botlek maintenance offset seasonal margin improvements. Joint venture equity income was relatively unchanged.

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Three months ended June, 30 2017 versus three months ended June 30, 2016 – EBITDA decreased $30 million versus the second quarter 2016, excluding an unfavorable $28 million variance as a result of an LCM inventory adjustment. PO and derivatives results were relatively unchanged. Intermediate chemicals results improved by approximately $15 million primarily from improvements in methanol and VAM margins. Oxyfuels and related products results declined by approximately $45 million due to lower margins coupled with reduced volumes resulting from planned maintenance at Botlek. Joint venture equity income was relatively unchanged.

Refining – The primary products of this segment include gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating loss	($21)	($70)	($53)	($91)	($83)
EBITDA	25	(30)	(13)	(5)	1
LCM charges (benefits), pre-tax	—	—	—	—	—
EBITDA excluding LCM adjustments	25	(30)	(13)	(5)	1

Three months ended June 30, 2017 versus three months ended March 31, 2017 – EBITDA increased $55 million versus the first quarter 2017. The Houston refinery operated at 265,000 barrels per day, 72,000 barrels per day more than the prior quarter following completion of planned maintenance at the beginning of the second quarter. Results were negatively impacted by low industry margins reflecting weak discounts for heavy crude oil during May and June.

Three months ended June 30, 2017 versus three months ended June 30, 2016 – EBITDA increased $38 million versus the second quarter 2016. Second quarter 2017 throughput increased by 82,000 barrels per day due to maintenance during the second quarter of 2016. Second quarter 2017 margins were negatively impacted by unfavorable heavy to light differentials in crude oil markets.

Technology Segment – Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$39	$50	$62	$89	$135
EBITDA	48	60	73	108	156

Three months ended June 30, 2017 versus three months ended March 31, 2017 – EBITDA decreased by $12 million primarily due to lower catalyst volumes related to the timing of shipments.

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Three months ended June 30, 2017 versus three months ended June 30, 2016 – EBITDA decreased by $25 million due to the timing of licensing revenue.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $407 million during the second quarter 2017. Our cash and liquid investment balance was $2.6 billion at June 30, 2017. We repurchased 5.4 million ordinary shares during the second quarter 2017, leaving 397 million common shares outstanding as of June 30, 2017. The company paid dividends of $361 million during the second quarter of 2017.

CONFERENCE CALL

LyondellBasell will host a conference call July 28 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EDT July 28 until August 28 at 11:59 p.m. EDT. The replay dial-in numbers are 800-294-5423 (U.S.) and 402-220-9786 (international). The pass code for each is 2526.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,000 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin and polypropylene technologies. More information about LyondellBasell can be found at www.lyondellbasell.com.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2016, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for lower of cost or market, which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of

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cost or market. Cost is determined using the LIFO inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	Faye Eson +1 713-309-7575
Investor Contact:	David Kinney +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,115	$2,211	$2,342	$2,409	$9,077	$2,604	$2,547	$5,151
Olefins & Polyolefins - EAI	2,578	2,721	2,634	2,646	10,579	3,024	3,008	6,032
Intermediates & Derivatives	1,702	1,769	1,805	1,950	7,226	2,150	2,014	4,164
Refining	955	1,289	1,330	1,561	5,135	1,353	1,713	3,066
Technology	132	129	102	116	479	120	107	227
Other/elims	(739)	(791)	(848)	(935)	(3,313)	(821)	(986)	(1,807)

Continuing Operations	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430	$8,403	$16,833

Operating income (loss):
Olefins & Polyolefins - Americas	$707	$646	$582	$458	$2,393	$559	$738	$1,297
Olefins & Polyolefins - EAI	358	423	447	266	1,494	401	549	950
Intermediates & Derivatives	255	327	240	236	1,058	269	270	539
Refining	(30)	(53)	(56)	40	(99)	(70)	(21)	(91)
Technology	73	62	35	51	221	50	39	89
Other	(3)	(2)	1	(3)	(7)	1	2	3

Continuing Operations	$1,360	$1,403	$1,249	$1,048	$5,060	$1,210	$1,577	$2,787

Depreciation and amortization:
Olefins & Polyolefins - Americas	$90	$88	$87	$97	$362	$118	$107	$225
Olefins & Polyolefins - EAI	55	58	58	58	229	59	58	117
Intermediates & Derivatives	70	69	62	68	269	69	68	137
Refining	43	40	40	40	163	40	44	84
Technology	10	11	10	10	41	10	9	19

Continuing Operations	$268	$266	$257	$273	$1,064	$296	$286	$582

EBITDA: (b)
Olefins & Polyolefins - Americas	$878	$754	$682	$563	$2,877	$723	$859	$1,582
Olefins & Polyolefins - EAI	509	576	584	398	2,067	529	699	1,228
Intermediates & Derivatives	326	397	304	306	1,333	339	339	678
Refining	14	(13)	(10)	81	72	(30)	25	(5)
Technology	83	73	45	61	262	60	48	108
Other	(3)	(4)	1	(3)	(9)	(4)	—	(4)

Continuing Operations	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617	$1,970	$3,587

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$303	$339	$384	$350	$1,376	$202	$179	$381
Olefins & Polyolefins - EAI	81	60	48	72	261	47	32	79
Intermediates & Derivatives	76	80	90	87	333	77	107	184
Refining	57	71	51	45	224	84	79	163
Technology	6	9	9	12	36	7	6	13
Other	4	4	4	1	13	4	4	8

Continuing Operations	$527	$563	$586	$567	$2,243	$421	$407	$828

(a)	EBITDA for the first quarter of 2016 includes a pre-tax LCM charge of $68 million and a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 EBITDA also includes a pre-tax LCM charge of $29 million. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net income(a)	$1,030	$1,091	$953	$763	$3,837	$797	$1,130	$1,927
Loss from discontinued operations, net of tax	—	1	2	7	10	8	4	12

Income from continuing operations(a)	1,030	1,092	955	770	3,847	805	1,134	1,939
Provision for income taxes	432	346	326	282	1,386	315	459	774
Depreciation and amortization	268	266	257	273	1,064	296	286	582
Interest expense, net(b)	77	79	68	81	305	201	91	292

EBITDA(c)	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617	$1,970	$3,587

(a)	The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary.

The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 also includes an $18 million after-tax LCM charge.

(b)	Includes pre-tax charges totalling $113 million in the first quarter of 2017 related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary.

Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment. Fourth quarter 2016 also includes a pre-tax LCM charge of $29 million.

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Table 9 - Selected Segment Operating Information

	2016					2017
	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,392	1,899	1,939	2,173	8,403	2,486	2,606	5,092
Propylene produced	832	748	575	660	2,815	597	821	1,418
Polyethylene sold	1,554	1,426	1,517	1,485	5,982	1,533	1,404	2,937
Polypropylene sold	612	582	659	623	2,476	644	634	1,278
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	33.63	46.01	44.94	49.29	43.56	51.78	48.15	49.95
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	35.34	47.39	46.52	50.60	45.03	53.39	50.17	51.77
Houston Ship Channel natural gas (USD per million BTUs)	1.93	2.06	2.79	3.01	2.45	2.96	3.14	3.05
U.S. weighted average cost of ethylene production (cents/pound)	9.8	12.0	10.6	14.3	11.7	11.8	12.5	12.2
U.S. ethylene (cents/pound)	26.7	30.3	33.0	32.7	30.7	33.1	31.9	32.5
U.S. polyethylene [high density] (cents/pound)	52.3	59.0	60.7	58.3	57.6	57.3	59.0	58.2
U.S. propylene (cents/pound)	31.0	32.7	37.8	36.2	34.4	47.2	41.0	44.1
U.S. polypropylene [homopolymer] (cents/pound)	67.8	61.7	60.2	55.8	61.4	66.2	59.0	62.6

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	950	941	1,066	946	3,903	1,022	1,069	2,091
Propylene produced	555	577	649	563	2,344	598	632	1,230
Polyethylene sold	1,434	1,386	1,315	1,330	5,465	1,421	1,370	2,791
Polypropylene sold	1,773	1,617	1,509	1,582	6,481	1,714	1,530	3,244
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	16.3	21.2	17.9	23.8	19.8	22.7	17.6	20.2
Western Europe ethylene	38.4	41.1	42.3	43.1	41.2	46.2	47.1	46.6
Western Europe polyethylene [high density]	55.4	57.6	55.7	55.2	56.0	58.2	59.5	58.9
Western Europe propylene	26.3	28.8	30.7	33.3	29.8	37.0	39.3	38.2
Western Europe polypropylene [homopolymer]	46.5	49.5	49.5	51.7	49.3	56.3	60.1	58.2

Intermediates and Derivatives
Volumes (million pounds unless otherwise indicated)
Propylene oxide and derivatives	793	743	752	749	3,037	786	748	1,534
Intermediate Chemicals:
Ethylene oxide and derivatives	301	233	224	329	1,087	292	297	589
Styrene monomer	917	933	911	933	3,694	992	924	1,916
Acetyls	702	821	751	776	3,050	825	672	1,497
Oxyfuels and Related Products:
TBA Intermediates	415	391	410	361	1,577	383	332	715
MTBE/ETBE (million gallons)	270	278	298	264	1,110	239	263	502
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	44.4	78.7	55.3	50.6	57.2	49.5	67.3	58.2

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	186	183	209	228	201	193	265	229
Benchmark Market Margins
Light crude oil - 2-1-1	8.67	11.52	11.46	11.20	10.73	11.86	13.26	12.57
Light crude oil - Maya differential	9.19	9.55	7.52	7.80	8.51	8.78	6.28	7.55

Source: LYB and third party consultants

Note:	Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430	$8,403	$16,833
Cost of sales(a)	5,166	5,702	5,903	6,420	23,191	6,991	6,601	13,592
Selling, general and administrative expenses	193	199	188	253	833	204	200	404
Research and development expenses	24	24	25	26	99	25	25	50

Operating income(a)	1,360	1,403	1,249	1,048	5,060	1,210	1,577	2,787
Income from equity investments	91	117	81	78	367	81	78	159
Interest expense, net(b)	(77)	(79)	(68)	(81)	(305)	(201)	(91)	(292)
Other income (expense), net(c)	88	(3)	19	7	111	30	29	59

Income from continuing operations before income taxes(a) (b) (c)	1,462	1,438	1,281	1,052	5,233	1,120	1,593	2,713
Provision for income taxes	432	346	326	282	1,386	315	459	774

Income from continuing operations(d)	1,030	1,092	955	770	3,847	805	1,134	1,939
Loss from discontinued operations, net of tax	—	(1)	(2)	(7)	(10)	(8)	(4)	(12)

Net income(d)	1,030	1,091	953	763	3,837	797	1,130	1,927
Net (income) loss attributable to non-controlling interests	—	—	(1)	—	(1)	—	1	1

Net income attributable to the Company shareholders(d)	$1,030	$1,091	$952	$763	$3,836	$797	$1,131	$1,928

(a)	Amounts presented herein include pre-tax LCM charges of $68 million and $29 million in the first and fourth quarters of 2016, respectively. A pre-tax benefit of $68 million in the second quarter of 2016 reflects the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes pre-tax charges totalling $113 million in the first quarter of 2017 related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	Includes a pre-tax gain of $31 million in the first quarter of 2017 on the sale of our Lake Charles, Louisiana site currently used as a logistics terminal and a $78 million gain in the first quarter of 2016 on the sale of our wholly owned Argentine subsidiary.
(d)	Amounts presented herein include after-tax LCM charges of $47 million and $18 million in the first and fourth quarters of 2016, respectively. The second quarter of 2016 includes an after tax benefit of $47 million for the partial reversal of the first quarter 2016 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 also includes a $78 million gain on the sale of our wholly owned Argentine subsidiary. The first quarter of 2017 includes after-tax charges totalling $106 million related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2016					2017
					Annual
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Impact	Q1	Q2	YTD
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$—	$—	$—	$113	$—	$113
Out of period tax adjustment	—	—	—	61	74	—	—	—
Gain on sale of wholly owned subsidiary	(78)	—	—	—	(78)	—	—	—
Lower of cost or market inventory adjustment	68	(68)	—	29	29	—	—	—
Pension settlement charge	—	—	—	58	58	—	—	—

Total pretax charges (benefits)	(10)	(68)	—	148	83	113	—	113
Provision for (benefit from) income tax related to these items	(21)	21	—	(32)	(32)	(7)	—	(7)

After-tax effect of net charges (benefits)	$(31)	$(47)	$—	$116	$51	$106	$—	$106

Effect on diluted earnings per share	$0.07	$0.11	$—	$(0.29)	$(0.12)	$(0.26)	$—	$(0.26)

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Table 12 - Unaudited Cash Flow Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net cash provided by operating activities(a)	$1,300	$1,261	$1,332	$1,713	$5,606	$678	$1,560	$2,238
Net cash used in investing activities(b)	(600)	(471)	(459)	(771)	(2,301)	(541)	(513)	(1,054)
Net cash used in financing activities (a)	(333)	(1,039)	(1,195)	(782)	(3,349)	(537)	(822)	(1,359)

(a)	In the second quarter of 2017, the early adoption of ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments resulted in the reclassification of cash flows related to debt extinguishment costs incurred in the first quarter of 2017 from operating to financing activities cash flows.
(b)	Also in the second quarter of 2017, the early retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash requires the inclusion of restricted cash and restricted cash equivalents in the cash and cash equivalents balances in our Statements of Cash Flows.

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Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
(Millions of U.S. dollars)	2016	2016	2016	2016	2017	2017
Cash and cash equivalents	$1,318	$1,060	$740	$875	$485	$734
Restricted cash	4	4	4	3	1	6
Short-term investments	1,332	1,023	1,090	1,147	1,176	1,278
Accounts receivable, net	2,683	2,806	2,852	2,842	3,292	3,086
Inventories	3,978	4,009	4,015	3,809	3,875	4,007
Prepaid expenses and other current assets	1,009	1,081	852	923	852	964

Total current assets	10,324	9,983	9,553	9,599	9,681	10,075
Property, plant and equipment, net	9,373	9,681	10,057	10,137	10,361	10,551
Investments and long-term receivables:
Investment in PO joint ventures	398	390	399	415	409	423
Equity investments	1,734	1,610	1,681	1,575	1,672	1,595
Other investments and long-term receivables	18	18	17	20	20	18
Goodwill	548	542	543	528	531	559
Intangible assets, net	618	588	562	550	517	499
Other assets	559	623	607	618	577	398

Total assets	$23,572	$23,435	$23,419	$23,442	$23,768	$24,118

Current maturities of long-term debt	$4	$4	$3	$2	$2	$2
Short-term debt	594	616	621	594	611	561
Accounts payable	2,243	2,357	2,329	2,529	2,627	2,317
Accrued liabilities	1,600	1,374	1,357	1,415	1,139	1,251

Total current liabilities	4,441	4,351	4,310	4,540	4,379	4,131
Long-term debt	8,504	8,485	8,464	8,385	8,419	8,496
Other liabilities	2,125	2,143	2,151	2,113	2,130	2,253
Deferred income taxes	2,134	2,149	2,387	2,331	2,353	2,370
Stockholders’ equity	6,344	6,283	6,082	6,048	6,462	6,866
Non-controlling interests	24	24	25	25	25	2

Total liabilities and stockholders’ equity	$23,572	$23,435	$23,419	$23,442	$23,768	$24,118

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